UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2016

SANGAMO BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30171	68-0359556
(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 1, 2016, the board of directors (the “Board”) of Sangamo BioSciences, Inc. (the “Company”) appointed Dr. Alexander (Sandy) Macrae to serve as President and Chief Executive Officer of the Company. Also effective as of June 1, 2016, Mr. Edward O. Lanphier retired from his position as the Company’s President and Chief Executive Officer. The Board also appointed Mr. Lanphier to serve as the non-executive Chairman of the Board to be effective immediately following the Company’s 2016 Annual Meeting of Stockholders, which is scheduled to be held on June 14, 2016.

Dr. Macrae, age 53, served as the Global Medical Officer of Takeda Pharmaceuticals, a pharmaceutical company, from 2012 to March 2016, where he established and led the global medical office, which encompasses medical affairs, regulatory affairs, pharmacovigilance, outcomes research and epidemiology, quantitative sciences and knowledge and informatics. From 2001 to 2012, Dr. Macrae held various positions at GlaxoSmithKline, a global healthcare company, including Senior Vice President, Emerging Markets R&D from 2009 to 2012; Vice President, Business Development from 2007 to 2008; Vice President/Global Lead, Clinical Development Musculoskeletal Inflammatory Genitourinary Therapy area from 2004 to 2007; and Vice President, Anti-Infectives and Diseases of the Developing World from 2001 to 2004. He received his B.Sc. in pharmacology with first-class honors and his M.B., Ch.B. with honors from Glasgow University. He is a member of the Royal College of Physicians. Dr. Macrae received his Ph.D. in molecular genomics from King’s College, Cambridge.

Compensatory Arrangement with Dr. Macrae

Effective as of June 1, 2016, the Company entered into an employment agreement with Dr. Macrae (the “Employment Agreement”) setting forth the terms and conditions of his employment as President and Chief Executive Officer.  Pursuant to the Employment Agreement, Dr. Macrae will receive a base salary of $600,000 per year.  Dr. Macrae is entitled to receive an annual cash bonus based upon the Company’s achievement of specified objectives under the Company’s executive bonus plan with a target bonus of 60% of his base salary, pro-rated for 2016 based on the period of service.  In addition, upon commencement of employment, Dr. Macrae will receive a sign-on bonus in the amount of $200,000 which will be subject to repayment to the Company should his employment be terminated by the Company for cause or by him without good reason within one year. In connection with his appointment, the Compensation Committee granted Dr. Macrae a stock option (the “Option”) to purchase up to 700,000 shares of common stock of the Company. The grant date of the Option will be June 3, 2016, and the exercise price of the Option will be the closing price of the Company’s common stock reported on the NASDAQ Global Select Market on the grant date.  One-quarter (1/4) of the Option shares will vest twelve (12) months from June 1, 2016 and the remainder will vest in equal monthly installments for thirty-six (36) months thereafter, provided that Dr. Macrae remains a full-time employee through each such vesting date.

If the Company terminates Dr. Macrae’s employment without cause or Dr. Macrae terminates his employment for good reason, in either case within 12 months following a change in control and Dr. Macrae executes a general release of all claims in favor of the Company, Dr. Macrae will receive a severance payment equal to 1.5 times his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs payable over a 12 month period and reimbursement for continued health care coverage under COBRA for up to twelve months. In addition, the Option and any other equity awards granted to him will vest on an accelerated basis  with respect to (i) 50% of the then unvested shares in the event the change in control occurs within two years following commencement of employment and (ii) 100% of the then unvested shares in the event the change in control occurs more than two years following commencement of employment; any outstanding option as so accelerated shall remain exercisable for a period of 12 months following termination.

If the Company terminates Dr. Macrae’s employment without cause or Dr. Macrae terminates his employment for good reason in the absence of a change in control or more than 12 months after a change in control and Dr. Macrae executes a general release of all claims in favor of the Company, Dr. Macrae will receive salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and reimbursement for continued health care coverage under COBRA for up to twelve months.

The foregoing description of the Employment Agreement is only a summary and qualified in its entirety by the text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release dated June 1, 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

By:	/s/ H. Ward Wolff
Name: H. Ward Wolff
Title: Executive Vice President and Chief Financial Officer

Dated: June 1, 2016